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Exhibit IV.I:  Lock-up Agreement of Donald J. Trump, dated April 10, 1996
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EXHIBIT IV.I
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                                                                  April 10, 1996


Donaldson, Lufkin & Jenrette
  Securities Corporation
Salomon Brothers Inc
BT Securities Corporation
Sands Brothers & Co., Ltd.
As Representatives of the
several Underwriters
c/o Donaldson, Lufkin & Jenrette
    Securities Corporation
277 Park Avenue
New York, New York 10172

Ladies and Gentlemen:

          The undersigned understands that Trump Hotels & Casino Resorts, Inc. (the "Company") is contemplating a public offering (the "Offering") of up to 14,375,000 shares (the "Shares") (including up to 1,875,000 shares that the Underwriters have an option to purchase to cover over-allotments) and up to an additional 20% of such number of shares of its common stock, par value $.01 per share (the "Common Stock"), and that, in connection therewith, you propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase of the number of Shares specified therein by you and the several underwriters (the "Underwriters") listed in Schedule I to the Underwriting Agreement.

          In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that, without your prior written consent, the undersigned will not, except as set forth herein, directly or indirectly, offer, sell, contract to sell or otherwise dispose (or announce any offer, sale, contract of sale or other disposition) of any shares of Common Stock or other shares of capital stock of the Company, or any securities convertible into or exercisable or exchangeable for shares of Common Stock or other shares of capital stock of the Company, for a period of 180 days after the date of the Company's final prospectus relating to the Offering (the "Final Prospectus").

          This letter shall not impair, prohibit or in any way prevent the undersigned from entering into one or more agreements with (i) Donaldson Lufkin & Jenrette, Inc. ("DLJ"), a corporation which wholly owns Donaldson Lufkin & Jenrette Securities Corporation and (ii) Citibank, N.A., a national banking association ("Citibank"), which agreements will provide for the pledge by the undersigned to DLJ and Citibank, respectively, of (a) limited partnership interests in Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") owned after the Merger Transaction (as defined in the Final Prospectus) by the undersigned and convertible into shares of Common Stock and (b) shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock") owned after the Merger Transaction by the undersigned, which Class B Common Stock has voting power equivalent to the voting power of the Common Stock into which limited partnership interests in THCR Holdings are convertible.

          The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance upon this Agreement.



                                             /s/
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                                    Donald J. Trump